Exhibit 10.33

TRADEMARK LICENSE AGREEMENT

THIS AGREEMENT is entered into on this 1st day of July, 1995 between THE DIAL CORP (“Dial”), a Delaware corporation, with its principal offices at 1850 North Central Avenue, Phoenix, Arizona, and CONAGRA, INC. (“ConAgra”), a Delaware corporation, with its principal offices at One ConAgra Drive, Omaha, Nebraska.

WITNESSETH

WHEREAS, ConAgra entered into a licensing agreement with Armour-Dial, Inc., Dial’s predecessor-in-interest, on or about December 18, 1983 (“1983 LICENSING AGREEMENT”); and

WHEREAS, in that 1983 LICENSING AGREEMENT, ConAgra granted Dial limited rights to use the trademarks ARMOUR, STAR, ARMOUR STAR, ARMOUR’S, ARMOUR (Logo type design), and BANNER on certain shelf-stable products specified in Exhibit B to the 1983 LICENSING AGREEMENT; and

WHEREAS, ConAgra filed suit against Dial for breach of contract and trademark infringement, Case No. 8:CV 93-00339 in the United States District Spurt for the District of Nebraska which suit was dismissed without preiudice in contemplation of execution of this AGREEMENT; and

WHEREAS the parties desire to enter into this Agreement to set forth their rights and obligations with respect to the TRADEMARKS (as hereinafter defined), cancelling and superseding the 1983 LICENSE AGREEMENT.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements hereinafter contained, it is agreed as follows:

DEFINITIONS

a. NET SALES: In this Agreement, the term NET SALES shall mean the number obtained by subtracting cash discounts and product returns and allowances (excluding trade allowances) from Dial’s gross sales of SHELF-STABLE PRODUCTS (as hereinafter defined).

b. ROYALTY: In this Agreement, the term ROYALTY shall refer to the amount owed to ConAgra by Dial, as calculated according to Section 2 below.

c. SHELF-STABLE PRODUCTS:

(i) Subject to the provisions hereinbelow, in this Agreement, the term “SHELF-STABLE PRODUCTS” shall mean any and all food products sold under or in connection with the TRADEMARKS which under normal conditions do not need to be refrigerated, cooled, or frozen while being transported, inventoried, warehoused, stored, distributed and/or sold.

(ii) The term SHELF-STABLE PRODUCTS shall not include any of the food products sold under or in connection with the TRADEMARKS as of the date of this Agreement that need to be refrigerated, cooled, or frozen to be transported, inventoried, warehoused, stored, distributed and/or sold (a list of all such products is set forth in Schedule C.1 hereto and includes a product description for each complete with the respective SKU or UPC for each) regardless of whether future technological developments make it possible to transport, inventory, warehouse, store, distribute and/or sell these products without being refrigerated, cooled, or frozen.

(iii) The term SHELF-STABLE PRODUCTS shall also exclude products commonly referred to as “Fresh”, such as fruit and vegetables.

(iv) The term SHELF-STABLE PRODUCTS includes all processed meat products which fall within Paragraph c.(i) above excepting, however, the particular dry sausage products sold by ConAgra or its affiliates under or in connection with the TRADEMARKS as of the date of this Agreement (a list of all such products is set forth in Schedule C.2 hereto and includes a product description for each complete with the respective SKU or UPC for each). The parties understand and agree that the dry sausage products set forth in Schedule C.2 are not licensed to Dial, but that all other processed meat products which fit the definition of SHELF-STABLE PRODUCTS herein (for example meat sticks and jerky snacks) are licensed hereunder to Dial.

d. TERRITORY: In this Agreement, the term TERRITORY shall refer to the United States of America.

e. TRADEMARKS: In this Agreement, the term TRADEMARKS shall mean the trademarks and/or trade names ARMOUR, STAR, ARMOUR STAR, ARMOUR’S, ARMOUR (logotype design), and BANNER. The term TRADEMARKS shall also include trademarks incorporating any of the foregoing (e.g., ARMOUR FARMS and CAPTAIN ARMOUR) but only if ConAgra, in the exercise of its discretion, specifically approves of those new trademarks in writing.

GRANT OF LICENSE

Upon the terms and conditions hereinafter set forth, ConAgra hereby grants to Dial and Dial hereby accepts from ConAgra the sole and exclusive right to use, in any lawful manner whatsoever, the TRADEMARKS but solely in connection with the SHELF-STABLE PRODUCTS in the TERRITORY.

The parties agree and understand that, except as provided in this Agreement, ConAgra reserves all rights with respect to the TRADEMARKS not expressly granted herein including but not limited to the exclusive right to utilize and/or license the TRADEMARKS in connection with the manufacture and/or sale of any product that is not a SHELF-STABLE PRODUCT.

Nothing herein shall be construed as granting to Dial any right to use the TRADEMARKS for restaurant services. The foregoing shall not be construed to limit in any manner, Dial’s channels of distribution of SHELF-STABLE PRODUCTS.

ROYALTIES

In consideration of the rights granted herein to Dial, Dial shall pay to ConAgra the following suits as ROYALTY:

(a) The sum of five hundred thousand dollars ($500,000.00) which shall be payable as follows: (i) one hundred twenty-five thousand dollars ($125,000.00) upon the execution of this Agreement and (ii) fifteen (15) equal quarterly installments of twenty-five thousand dollars ($25,000.00) each, payable as follows: July 1, 1995; October 1, 1995; January 1, 1996; April 1, 1996; July 1, 1996; October 1, 1996; January 1, 1997; April 1, 1997; July 1, 1997; October 1, 1997; and January 1, 1998; April 1, 1998; July 1, 1998; October 1, 1998; January 1, 1999.

(b) In addition to the amounts to be paid under Paragraph 2(a) above, during the period commencing effective January 1, 1995 through December 31, 1998, Dial shall pay to ConAgra a percentage royalty based upon annual NET SALES of SHELF-STABLE PRODUCTS sold as follows:

For Annual NET SALES of SHELF-STABLE PRODUCTS of:	The Percentage of Annual NET SALES is:
0 - $200,000,000	0%
$200,000,001 - $300,000,000.5%
$300,000,001 - $500,000,000	1%
Over $500,000,001	1.5%

For example, if, for the period ending December 31, 1996, Dial’s annual NET SALES are $275,000,000, Dial’s percentage royalty under Section 2(b) would be $375,000. Another example would be if Dial’s annual NET SALES are $325,000,000, Dial’s percentage royalty under Section 2(b) would be $750,000.

(c) In addition to the amounts to be paid under Paragraph 2(a) above, for all calendar year periods from and after January 1, 1999, during the term of this Agreement, Dial shall pay to ConAgra the greater of (i) two hundred fifty thousand dollars ($250,000.00) annually; or a percentage royalty based upon annual NET SALES of SHELF-STABLE PRODUCTS as follows:

For Annual NET SALES of SHELF-STABLE PRODUCTS of:	The Percentage of Annual NET SALES is:
0 - $200,000,000	0%
$200,000,001 - $300,000,000.7%
Over $300,000,001	1.25%

In no event shall annual royalties under Section 2(c) exceed two million dollars ($2,000,000).

(d) All sums due pursuant to Paragraphs 2(b) and (c) above shall be paid on or before May 1 of each year for the previous calendar year. Along with said payment, Dial shall provide ConAgra with a final statement, certified as complete and accurate, of annual NET SALES with respect to the prior calendar year.

3. ASSIGNMENT

(a) Except as otherwise provided herein, and so long as ConAgra does nothing to conflict with or restrict the licensed rights granted to Dial herein, ConAgra may sell, assign, license, encumber or otherwise transfer (“Assign” or “Assignment”) this Agreement and the TRADEMARKS without restriction, provided that, with respect to an Assignment of this Agreement, the assignee assumes, in writing, the terms and conditions of this Agreement and all duties and obligations of the licensor hereunder.

(1) Dial shall have a right of first refusal to purchase the rights to the TRADEMARKS and associated goodwill if, and only if, ConAgra is assigning the rights to only the TRADEMARKS and associated goodwill, and the assignment is not part of a merger, sale, or other transaction in which assets other than the TRADEMARKS and associated goodwill are also being transferred. Prior to assigning the TRADEMARKS and associated goodwill (if ConAgra is only assigning the TRADEMARKS and associated goodwill and no other assets as noted above), ConAgra will first offer to sell the TRADEMARKS and associated goodwill to Dial upon the same terms and conditions as ConAgra had proposed with the third party. Dial will have twenty (20) days from its receipt of the written offer to accept such offer. If Dial does not accept such offer, ConAgra may thereafter assign the TRADEMARKS and associated goodwill to the third party.

(2) Dial shall not have a right of first refusal to purchase the rights to the TRADEMARKS and associated goodwill if ConAgra is assigning the rights to the TRADEMARKS and associated goodwill as part of a merger, sale of assets, or any other transaction in which assets other than the TRADEMARKS and associated goodwill are also being transferred.

(b) Except in connection with the sale or transfer of Dial’s entire Armour business, Dial may not assign, by operation of law or otherwise, any of its rights, duties or obligations under this Agreement to any party such third party is hereinafter referred to as an “Assignee”), without the prior written consent of ConAgra, which consent will not be unreasonably withheld. Any such Assignee must assume all of the terms, covenants and conditions of this Agreement and all of the duties and obligations of the licensee hereunder.

(c) In determining the reasonableness of withholding consent to an Assignment, the parties agree that it shall not be deemed unreasonable for ConAgra to consider (i) whether the Assignee (or its affiliates) competes with the business of ConAgra, and (ii) the financial solvency of the Assignee. The consent of ConAgra, to an Assignment shall not constitute a consent to any subsequent Assignment by Dial or to any subsequent or successive Assignment by the Assignee.

(d) Any Assignment in violation of this Agreement shall be void and a material breach of this Agreement.

4. BOOKS AND RECORDS

Dial covenants to keep and maintain accurate books and records of transactions affecting the SHELF-STABLE PRODUCTS and the ROYALTY relating thereto. Books and records for each year shall be retained for a total of three years following the close of each such year. ConAgra shall have reasonable access to the books and records of accounts of those transactions involving the sales of the SHELF-STABLE PRODUCTS in order to determine and/or clarify the amount of sales and the ROYALTY due ConAgra. If after such analysis it is determined that Dial has understated the ROYALTY due ConAgra, then Dial shall pay the shortage within ten (10) business days following receipt of written notice and supporting substantiation of the understated ROYALTY. ConAgra agrees that it will not seek access to Dial’s books and records more than one time each in any twelve (12) month period and then only during regular business hours at the location at which such books and records are regularly or actually maintained.

RELATIONSHIP BETWEEN PARTIES

Nothing contained in this Agreement shall be construed to place the parties in the relationship of legal representatives, partners, joint venturers, agents or fiduciaries, and no party shall take any action nor incur any debts, obligations or liabilities in the name of the other.

6. INDEMNIFICATION AND LIMITATION OF LIABILITY

(a) Dial agrees to indemnify and hold ConAgra and ConAgra’s officers, directors, employees, shareholders, affiliates and agents harmless from any claim, suit, loss, damage, demand or expense, or cause of action or claim of any third party (collectively, a “Claim”), arising from or relating to (i) the inaccuracy or breach, as applicable, of any representation, covenant or warranty made by Dial in this Agreement or (ii) Dial’s manufacture, production, distribution, sale, marketing and/or advertising of the SHELF-STABLE PRODUCTS or use of the TRADEMARKS.

(b) ConAgra agrees to indemnify and hold Dial and Dial’s officers, directors, employees, shareholders, affiliates and agents harmless from any claim, suit, loss, damage, demand or expense, or cause of action or claim of any third party (collectively, a “Claim”) arising from or relating to (i) the inaccuracy or breach, as applicable, of any representation, covenant or warranty made by ConAgra in this Agreement or (ii) ConAgra’s use of the TRADEMARKS in connection with products or services other than the SHELF-STABLE PRODUCTS.

THE TRADEMARKS, OWNERSHIP, USE, INFRINGEMENT

(a) Subject to Section 7(b) below, ConAgra shall retain the full and complete ownership of the TRADEMARKS, including all goodwill associated therewith, subject only to the specific rights granted to Dial pursuant to this Agreement. All goodwill arising from Dial’s use of the TRADEMARKS will inure solely to the benefit of ConAgra. Dial shall cooperate if ConAgra registers, files or prosecutes, at ConAgra’s expense, any application that ConAgra may desire to file for TRADEMARKS, and, for that purpose, Dial shall supply ConAgra with such samples, containers, labels and similar materials as may be reasonably requested by ConAgra.

(b) If Dial incorporates new terms or matter (collectively hereinafter “NEW MATTER”) with any of the TRADEMARKS to create new trademarks that receive ConAgra’s approval for Dial’s use under this Agreement, then at the time of ConAgra’s approval, Dial and ConAgra shall agree in writing as to the ownership rights of the NEW MATTER. The parties understand that the intent of this paragraph is to recognize Dial’s ownership interest in and to NEW MATTER which is developed independently of ConAgra while ensuring that as between Dial and ConAgra, ConAgra retains the full, complete, sole and exclusive ownership interest in and to the TRADEMARKS.

(c) The SHELF-STABLE PRODUCTS shall be sold on an exclusive basis by Dial within the TERRITORY and may bear the TRADEMARKS as they exist as of the date of this Agreement or as they may from time to time be changed, modified or altered by ConAgra during the term of this Agreement. Nothing set forth herein shall limit or affect the right of ConAgra to modify or change the TRADEMARKS; however, ConAgra agrees that Dial’s form and manner of use of the TRADEMARKS as of the date of this Agreement or as may be approved by ConAgra from time to time, may continue.

(d) Each party shall promptly notify the other party in writing of any known or suspected infringements, imitations, or unauthorized uses of the TRADEMARKS by third parties. ConAgra in the first instance shall have the right and discretion to institute actions against third parties for infringement of the TRADEMARKS. ConAgra shall have the right to control any such action instituted by it, including employment of counsel selected by ConAgra. Dial shall cooperate with ConAgra, at ConAgra’s expense, in connection with any such action instituted by ConAgra. ConAgra may not without Dial’s written consent, enter into any settlement agreement, stipulated judgment or the like that would restrict or limit in any manner the rights granted to Dial in this Agreement.

If any such litigation instituted by ConAgra for infringement of the TRADEMARKS does not relate to allegedly infringing use in respect of SHELF-STABLE PRODUCTS, then ConAgra shall bear all expenses of such litigation and shall be entitled to all monetary recoveries, if any, as a result of such action. If any such litigation instituted by ConAgra for infringement of the TRADEMARKS does relate to an allegedly infringing use in respect of SHELF-STABLE PRODUCTS, then ConAgra shall give Dial the opportunity to pay one-half of all expenses of such litigation, including attorney’s fees, and to be entitled thereby to receive one-half of all monetary recoveries, if any, as a result of such action.

If ConAgra declines to institute an action against a third party for infringement of the TRADEMARKS with respect to the SHELF-STABLE PRODUCTS, then Dial shall have the right and discretion to bring such an action. Dial shall bear all expenses of such litigation and shall be entitled to all monetary recoveries, if any, as a result of such action.

8. REPRESENTATIONS AND COVENANTS OF DIAL

(a) Subject to the provisions of Section 7, Dial recognizes ConAgra’s exclusive right, title and interest in the TRADEMARKS and agrees that it will not, at any time, do or cause to be done any act or thing impairing or tending to impair any part of ConAgra’s right, title and interest therein, and agrees that it will not directly or indirectly, during the term of this Agreement or thereafter, attack or contest ConAgra’s title to, or its rights to use, said TRADEMARKS consistent with the terms of this Agreement, nor will it seek to register the TRADEMARKS in the TERRITORY.

(b) Dial agrees that it will not use said TRADEMARKS in the TERRITORY expect in connection with the SHELF-STABLE PRODUCTS manufactured and marketed pursuant to this Agreement and only in accordance with the terms and provisions hereof. In this connection, Dial shall cause to appear on all containers, packaging, labels, advertising and promotional material used in connection with the SHELF-STABLE PRODUCTS, such legends, markings and notices as may reasonably be required by ConAgra or as may be required by applicable laws. (For example, Dial shall place a proper notice as required by applicable law immediately following the mark indicating that the mark is registered in the U.S. Patent and Trademark Office. Proper notice shall consist of “e” or “Registered U.S. Patent and TRADEMARKS Office” or “Reg. U.S. Pat. & TM off.” Whenever using marks that are not registered with the U.S. Patent and Trademark Office, Dial shall use in association therewith a “TM” or other accepted designation or statement of trademark or service mark status.)

9. REPRESENTATIONS AND COVENANTS OF CONAGRA

(a) ConAgra represents that (i) it has the right to enter into this Agreement, (ii) to the best of its knowledge, the TRADEMARKS are owned by ConAgra free from liens and encumbrances, (iii) no other rights, licenses or authorizations to use said TRADEMARKS, within the TERRITORY, in connection with SHELF-STABLE PRODUCTS have been granted by it to any third party, and (iv) there is no claim by any third party to the right to use the TRADEMARKS which conflicts with the rights granted Dial hereunder.

(b) ConAgra warrants that during the term of this Agreement it will not (i) grant to any third party any license, sublicense, right or privilege with respect to the TRADEMARKS which conflicts with the rights granted in this Agreement, or (ii) use for itself or its own account, the TRADEMARKS in respect of SHELF-STABLE PRODUCTS in the TERRITORY. Nothing herein shall be construed as in any way restricting or limiting ConAgra from producing and/or marketing competitive SHELF-STABLE PRODUCTS under any trademark other than the TRADEMARKS.

10. REQUIRED APPROVALS

(a) Product Approvals. Prior to (i) manufacturing a new SHELF-STABLE PRODUCT for general distribution and sale or (ii) making a material change to the Finished Product Specifications (as said capitalized term is described hereinbelow) of any SHELF-STABLE PRODUCT previously approved by ConAgra, Dial shall obtain the approval of ConAgra, which approval shall not be unreasonably withheld, in accordance with the provisions set forth herein. Contemporaneously herewith, Dial has furnished to ConAgra a copy of all Finished Product Specifications for the SHELF-STABLE PRODUCTS sold as of the date of the execution of this License Agreement (a list of all such products is set forth in Schedule 10(a) hereto and includes a product description for each complete with the respective SKU or UPC for each), all of which are hereby approved. In order to obtain approval for modifications to the foregoing or for new SHELF-STABLE PRODUCTS, Dial shall deliver a written description of the finished product including the Finished Product Specifications in the format substantially identical to the Exhibit D product specifications used in connection with the 1983 LICENSING AGREEMENT and, as appropriate, a written specification of any proposed change in the said specifications for such product to ConAgra, along with a specific request for approval (together, the “Product Request”). If requested by ConAgra, Dial shall also provide a product sample. Product Requests shall be delivered in accordance with the terms of Section 10(e) below, and may be mailed using first class, registered, certified or overnight mail service. If delivered by first class mail, receipt by ConAgra shall be presumed on the fifth business day following posting.

If within fifteen (15) days from the date ConAgra receives such Product Request it does not approve the Product Request in writing, it shall be presumptively deemed that ConAgra has approved the Product Request. Any objection by ConAgra to a Product Request shall be in writing, sent to Dial within fifteen (15) days from the date ConAgra receives such Product Request and shall include the reason(s) for ConAgra’s objection, and shall include, as appropriate, suggestions for modifications or changes which, if adopted, would render the proposed product acceptable to ConAgra. When time is of the essence and Dial so notes on the Product Request, then ConAgra’s suggestions for modifications or changes may be deemed approval of a modified or changed version or form of product that is consistent with the suggestions made by ConAgra. Otherwise each version or form of product shall be resubmitted as a new Product Request pursuant to the provisions of this Section 10(a), and, in no event shall Dial offer a product for sale or distribution unless it has received the prior written approval of ConAgra or ConAgra has failed to object within the time frame described in this Section 10(a) with respect to that particular version or form of product.

Notwithstanding the foregoing, ConAgra recognizes that by the very nature of the mass production process there may be a variance in weight, quality and quantity, etc. reasonably occurring in the mass production of the new or modified product, and so long as these variances, or other variances caused by Dial, are minor and do not adversely affect the overall quality of the product, and so long as there are no material changes made to the approved products, they shall not require the further acceptance or approval of ConAgra.

(b) Packaging and Advertising Approvals. ConAgra shall have the right to approve, which approval shall not be unreasonably withheld, the labels, packaging, advertising and promotional materials of Dial relating to the SHELF-STABLE PRODUCTS and TRADEMARKS licensed hereunder. ConAgra is aware of such labels, packaging, advertising and promotional materials used by Dial at the execution of this License Agreement and such are hereby deemed approved. All future labels, packaging, advertising or promotional materials which constitute a material departure from those used at execution of this License Agreement, shall be submitted to ConAgra for a approval prior to use thereof as set forth herein. Prior to the use of (i) any packaging, or labels with respect to a new or modified product (“Packaging”), (ii) any new consumer or trade advertisement with respect to the SHELF-STABLE PRODUCTS (collectively referred to as “Advertisements”) or (iii) any material change or modification to previously approved Packaging or Advertisements, Dial shall obtain the approval of ConAgra as set forth herein. In order to obtain such approval, Dial shall submit a sample of such Packaging or Advertisements, along with a specific request for approval (together, the “P&A Request”). P&A Requests shall be delivered in accordance with the terms of Section 10(e) below, and may be mailed using first class, registered, certified or overnight mail service. If delivered by first class mail, receipt by ConAgra shall be presumed on the fifth business day following posting.

If within fifteen (15) days from the date ConAgra receives such P&A Request ConAgra does not approve the P&A Request in writing, it shall be presumptively deemed that conAgra has approved the Packaging and Advertisements. Any objection by ConAgra to a P&A Request shall be in writing, sent to Dial within fifteen (15) days from the date conAgra receives such P&A Request, and the written objection shall contain, among other things, the reason for such objection and shall include, as appropriate, suggestions for modifications or changes which if implemented would then meet with its approval. When time is of the essence for Dial, and Dial so notes on the P&A Request, then ConAgra’s suggestions for modifications or change may be deemed approval of a modified or changed version or form of Packaging or Advertisements that is consistent with the suggestions made by ConAgra’s. Otherwise, each version of form of packaging or Advertisements that shall be resubmitted as a new P&A Request pursuant to the provisions of this section 10(b), and Dial shall not use or distribute any Packaging or Advertisements for SHELF-STABLE PRODUCTS unless it has recived prior written approval form ConAgra or ConAgra has failed to object within the time frame described in this Section 10(b) with respect to that particular version or form of Packaging or Advertisement.

Notwithstanding the forgoing, ConAgra recognizes that because of the inherent nature of the SHELF-STABLE PRODUCTS certain minor aspects of the Packaging or Advertisements may from time to time be at variances with the original Packaging or Advertisements as approved; i.e., the photograph of the product contained within the package, and statements of changed ingredients, size and weight approved or deemed approved pursuant to this Agreement, and such minor variations shall not require the prior approval of ConAgra in each instance. Further, once any Packaging of Advertisements has been approved, so long as there are no material changes made to the approved materials, they shall not require the further acceptance or approval of ConAgra.

(c) The approval process set forth above shall not create any duty or responsibility of ConAgra with respect to a SHELF-STABLE PRODUCT or its manufacture, sale, distribution, promotion or advertising and shall not in any way limit or restrict the rights of ConAgra under the Agreement.

(d) In addition to reasonable quality standards established by ConAgra, Dial shall, at a minimum, comply with all applicable governmental laws and regulations and obtain all government license or approvals pertaining to the advertising, sale, packaging, distribution or manufacturing of the SHELF-STABLE PRODUCTS.

(e) Unless Dial is otherwise directed by ConAgra in writing, all notices, samples, and requests for approval provided by Dial to ConAgra pursuant to this Section 10 shall be delivered to the Vice-President of Marketing of Armour Swift-Eokrich Processed Meats Co., 2001 Butterfield Road, Downers Grove, Illinois 60515-1049. Written approval from ConAgra shall be signed by, and Dial may not reply on approval from any official other than, the Vice-President of Marketing or his/her designated successor or his/her superior.

(f) Failure of ConAgra to object to a breach by Dial of any provision contained in this Section 10 shall not act in any way to estop or prevent subsequent enforcement by ConAgra of such provision, nor shall failure to object be deemed a waiver of any subsequent breach.

11. TERM

Subject to the termination provisions set out below and unless the parties agree in writing otherwise to a shorter term, the rights and obligations set out in this Agreement shall extend in perpetuity, provided, however, that Dial may terminate this Agreement at any time effective one hundred eighty (180) days after giving ConAgra written notice of Such termination.

12. DEFAULT

In the event of any material default by any party in the performance of any of the terms and conditions of this Agreement, ConAgra or Dial, as the case may be, may terminate this Agreement or seek other appropriate relief, including damages, on (i) ten (10) days advance written notice (weekends and holidays excluded) if the defaults is the failure to make the payments set forth in section 2 hereof and ((i) thirty (30) days advance written notice of all other breaches, subject however to the right of the party against whom the default is claimed to cure any default within such ten (10) days and thirty (30) day periods, respectively, in which event this Agreement shall remain in full force and effect. If any default (other than a monetary default pursuant to clause (i) hereof) requires more than thirty (30) days to cure, such party may take additional time to cure such defaults and no default shall be claimed or taken hereunder during such period, provided that such party is at all times during such additional period acting with the utmost urgency and is exercising its best efforts to cure any such default. The parties hereby agree that time is of the essence with respect to foregoing sentence.

13. RIGHTS UPON TERMINATION

Upon the termination of this Agreement, unless otherwise provided herein, any and all rights of Dial to use the TRADEMARKS shall automatically cease. Dial shall promptly cease all use of the TRADEMARKS and manufacturing and marketing of the SHELF-STABLE PRODUCTS, and will not adopt or use any word or mark which is confusingly similar to the TRADEMARKS, except that it shall have six (6) months from the date of termination to use existing inventory of packaging materials for the SHELF-STABLE PRODUCTS (providing such existing inventory of packaging materials complies with the terms of this Agreement) and shall have twelve (12) months from the date of termination to sell out existing finished goods inventory of SHELF-STABLE PRODUCTS (providing such existing finished goods inventory complies with the terms of this Agreement). If, at any time during said twelve (12) month period, Dial is willing to sell all, or substantially all, of the remaining inventory of the SHELF-STABLE PRODUCTS to a single purchaser or group of related purchasers, Dial shall advise ConAgra of the identity of the prospective purchasers and the price and terms of the proposed sale, and ConAgra shall have the right of first refusal to buy the remaining inventory at that price and on those terms. Nothing herein set forth shall be deemed to affect the right of ConAgra to the ROYALTY as provided in Section 2 hereof. Any ROYALTY earned, but unpaid, at the end of fifteen (15) months after termination, shall be paid to ConAgra within thirty (30) days thereafter. Notwithstanding anything to the contrary provided herein, the provisions of Section 6 (Indemnification) shall survive the termination of this Agreement.

14. AMENDMENTS

This Agreement may not be amended or modified except in a writing signed by the party against whom enforcement of such change is sought.

15. NOTICE

All notices required or permitted to be given by this Agreement shall be in writing and sent by registered or certified all return receipt requested, and shall be addressed to the party to whom it is to be served at the address of such parties stated below. If either party changes his address, a written notice thereof shall be given to the other party in accordance with this Section.

If to Dial:	The Dial Corp
1850 North Central Avenue
Phoenix, AZ 85077
Attn: Vice President – Foods

Copy to:	The Dial Corp
1850 North Central Avenue
Phoenix, AZ 85077
Attn: Trademark Counsel

If to ConAgra:	ConAgra, Inc.
One ConAgra Drive
Omaha, Nebraska 68102
Attention: Controller

Copy to:	John P. Passarelli
McGrath, North, Mullin
& Kratz, P.C.
1400 One Central Park Plaza
Omaha, Nebraska 68102

16. CHOICE OF LAW

This Agreement shall be deemed to have been made and shall be interpreted, and the rights and liabilities of the parties hereto determined, in accordance with the laws of the State of Nebraska applicable to agreements made and to be performed solely in such State.

17. DISPUTE RESOLUTION

Any and all disputes related to or arising out of the provisions of paragraph 10 of this Agreement relating to approval of product reformulations, new products and Packaging or Advertising will be resolved by submission to binding arbitration pursuant to the then existing rules and regulations of the American Arbitration Association (“AAA”) Commercial Arbitration Rules or, if the parties agree, to such other alternative dispute resolution organization as the parties shall agree. The arbitration shall take place in Phoenix, Arizona, if ConAgra initiates the arbitration process, and it shall take place in Omaha, Nebraska, if Dial initiates the arbitration process. The aggrieved party will initiate arbitration by sending written notice of an intention to arbitrate by registered or certified mail to the other party and to AAA (or other alternative dispute resolution organization). The notice must contain a description of the dispute, the amount involved, and the remedy sought.

The arbitration shall be conducted by a three (3) person panel, with ConAgra and Dial each selecting one (1) member of the panel, and the third member selected by such two panel members (such two panel members hereafter referred to as “the Affiliate Panel Members”), unless either Dial or ConAgra desires the parties’ joint direct selection of the third panel member.

If either Dial or ConAgra desires the parties’ joint direct selection of the third panel member, the parties’ direct selection of the third arbitrator shall be in accord with Rule 13 of the AAA Commercial Arbitration Rules as amended and effective on November 1, 1993 (set forth in its entirety in Schedule 17) hereto, subject only to the following exception: in the event the parties fail to agree on any of the persons named on the lists submitted by the AAA, or if acceptable arbitrators are unable to act, or if for any other reason appointment cannot be made from the submitted lists in timely manner as specified in this Section 17, the last sentence of Rule 13 shall be disregarded by the parties, and the third arbitration panel member shall be selected by the Affiliate Panel Members.

ConAgra and Dial shall select their respective arbitrators within fifteen (15) days of receipt by a party of the written notice to arbitrate. The third arbitrator shall be selected if by the Affiliate Panel Members without the parties having invoked the Rule 13 selection process, within ten (10) days following selection of the Affiliate Panel Members; or, if jointly selected directly by the parties pursuant to the Rule 13 selection process, within twenty five (25) days following receipt by a party of the written notice to arbitrate (or within such additional time thereafter as both parties mutually agree to allow for completion of the Rule 13 selection process). At the expiration of the given twenty five (25) day period, if the Rule 13 selection process is not complete and the parties do not mutually agree to the additional time needed to complete the Rule 13 selection process, then the Affiliate Panel Members shall select the third arbitrator within ten (10) days thereafter. The arbitration shall commence within sixty (60) days of the selection of the arbitration panel and the decision of the arbitration panel shall be delivered, in writing, within thirty (30) days from the commencement of the arbitration proceedings.

The arbitration panel shall have the right to assess penalties against a party that delays the arbitration, grant of the arbitration panel may be entered in any court of applicable jurisdiction and shall be a final and binding judgment.

The arbitration panel shall have the right to require the party that does not prevail to pay all of the reasonable costs of the arbitration and all reasonable attorney fees and costs of the other party.

20. CONFIDENTIALITY

In connection with the parties’ performances hereunder, each party to this Agreement may be required to disclose to the other party documentation or other business information (hereinafter “Information”) which the disclosing party considers confidential. Such Information may include, but not be limited to information related to product development and formulation, product introductions, production information, financial information, accounting information, marketing information, reports, forecasts, predictions or projections relating to the foregoing or other business information. This includes the information required to be disclosed by Dial to ConAgra pursuant to Section 10 hereof. It is specifically understood and agreed that all Information shall be considered confidential whether it has been developed internally and maintained as confidential information by the disclosing party, or whether it has been received by the disclosing party subject to a continuing obligation to maintain the confidentiality of the Information, or for other reasons. With respect to Information provided under this Agreement, the party to whom the Information is disclosed, its employees, and employees of its affiliated companies, shall:

(a) hold the Information in confidence and protect it in accordance with the security regulations by which it protects its own proprietary or confidential information which it does not wish to disclose;

(b) restrict disclosure of the Information solely to those persons who have a need to know such Information solely for the purposes intended under this Agreement and who have been informed of their obligations not to disclose it to any other party;

(c) use the Information only in connection with the performance of its obligations and responsibilities and enforcement of its rights herein, except as otherwise may be agreed upon in writing.

The party to whom Information is disclosed shall have no obligation to preserve the confidential nature of any Information which:

(aa) was previously known to it free of any obligation to keep it confidential; or

(bb) is disclosed to third parties by the disclosing party without restriction; or

(cc) is or becomes publicly available by other than unauthorized disclosure; or

(dd) is independently developed by it as can be substantiated in writing; or

(ee) is legally required to be disclosed; provided however, that prior to making any disclosure required by law, the party under compulsion to make the disclosure must first provide the other party with the earliest possible notice of such required disclosure to allow such part the opportunity to secure appropriate protective measures.

19. GENERAL CONDITION

(a) This Agreement constitutes the entire agreement between the parties with respect to the TRADEMARKS and cancels and supersedes the 1983 LICENSE AGREEMENT. Each party has been represented by counsel of its own choosing in connection with the negotiation of this Agreement. No representation, warranty or promise pertaining to this Agreement or transaction has been made by or shall be binding upon either of the parties, except as expressly stated in this Agreement.

(b) This Agreement shall inure to the benefit of and shall bind the respective parties, their permitted successors and assigns, and their parents, subsidiaries and affiliates.

(c) If any portion of this Agreement shall be held to be unenforceable or illegal, such portion of this Agreement shall be deemed cancelled, but such cancellation shall not affect any of the other terms, conditions or provisions of this Agreement.

(d) The failure of either party to require the performance of any term of this Agreement or the waiver by either party of any breach under this Agreement shall not prevent subsequent enforcement of such term, nor be deemed a waiver of any subsequent breach.

(e) The section headings within this Agreement are for convenience only and shall not be deemed to affect in any way the language of the provisions to which they refer.

(f) The language in this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.

IN WITNESS WHEREOF, the parties have executed, in duplicate, this Agreement in one or more counterparts which, taken together, shall constitute one Agreement, and shall be effective as of January 1, 1995.

THE DIAL CORP

/s/ Rebecca F. Allan	By	/s/ John Greenwell
Attest	Title	Senior Vice President General Manager Food Division

CONAGRA INC.

/s/ Patrica L. Niespch	By	/s/ Michael J. Trautschold
Attest		Michael J. Trautschold
	Title	Corporate Vice President,
Marketing Services